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                                                             Exhibit 99.23.B(h)

                               SERVICES AGREEMENT

THIS AGREEMENT, dated as of this 22nd day of November 1999 (the "Effective Date") between MCM FUNDS (the "Fund"), a Delaware business trust having its principal place of business at One Bush Street, Suite 800, San Francisco, California 94104 and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH
                                   ----------

         WHEREAS, the Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

         WHEREAS, the Fund initially intends to offer Shares in those Portfolios identified in the attached Schedule A, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Fund on behalf of the Portfolios, desires to appoint Investor Services Group as its administrator, fund accounting agent, transfer agent, dividend disbursing agent and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and Investor Services Group agree as follows:

Article 1 Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

             (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

             (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Fund; or (ii) any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Investor Services Group from time to time.

             (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

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             (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

             (e) "Commencement Date" shall mean the date on which Investor Services Group commences providing services to the Fund pursuant to this Agreement.

             (f) "Commission" shall mean the Securities and Exchange Commission.

             (g) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement. (a) "Investor Services Group Secure Net Gateway" shall mean the system of computer hardware and software and network established by Investor Services Group to provide access between Investor Services Group recordkeeping system and the Internet.

             (h) "Fund Home Page" shall mean the Fund's proprietary web site on the Internet used by the Fund to provide information to its shareholders and potential shareholders.

             (i) "Investor Services Group Web Transaction Engine" shall mean the system of computer hardware and software created and established by Investor Services Group in order to enable Shareholders of the Fund to perform the transactions contemplated hereunder.

             (j) "Internet" shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

             (k) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

             (l) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

             (m) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

             (n) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets;

             (o) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

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             (p) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

             (q) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

             (r) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2 Appointment of Investor Services Group.

         The Fund, on behalf of the Portfolios, hereby appoints and constitutes Investor Services Group as its sole and exclusive transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as administrator, fund accounting agent, shareholder servicing agent for the Fund and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth. This Agreement shall be effective as of the Effective Date.

Article 3 Duties of Investor Services Group.

         3.1 Investor Services Group shall be responsible for:

             (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between Investor Services Group and the Fund.

             (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Investor Services Group shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

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             (c) Investor Services Group shall be responsible for the following:
         performing the customary services of an administrator, including corporate secretarial, treasury and blue sky services, and fund accounting agent for the Fund, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule B and incorporated herein, and subject to the supervision and direction of the Board of Directors of the Fund.

             (d) In addition to providing the foregoing services, the Fund hereby engages Investor Services Group as its exclusive service provider with respect to the Print/Mail Services as set forth in Schedule C for the fees also identified in Schedule C. Investor Services Group agrees to perform the services and its obligations subject to the terms and conditions of this Agreement.

             (e) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
         (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Fund shall (i) identify to Investor Services Group in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Investor Services Group for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         3.3 IMPRESSNet Services. Investor Services Group agrees to provide the following services:


             (a) in accordance with the written procedures established between the Fund and Investor Services Group, enable the Fund and its Shareholders to utilize the Internet in order to access Fund information maintained by Investor Services Group through the use of the Investor Services Group Web Transaction Engine and Secure Net Gateway;


             (b) allow the Shareholders to perform account inquiries and transactions; and

             (c) maintenance of the Investor Services Group Secure Net Gateway and the Investor Services Group Web Transaction Engine.

         In connection with the services provided by Investor Services Group hereunder, the Fund shall be responsible for the following:

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             (a) establishment and maintenance of the Fund Home Page on the
         Internet;

             (b) services and relationships between the Fund and any third party on-line service providers to enable the Shareholders to access the Fund Home Page; and

             (c) provide Investor Services Group with access to and information regarding the Fund Home Page in order to enable Investor Services Group to provide the services contemplated hereunder.

         3.4 In performing its duties under this Agreement, Investor Services
Group: (a) will act in accordance with the Articles of Incorporation, By-Laws, Prospectuses and with the Oral Instructions and Written Instructions of the Fund and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations; and (b) will consult with legal counsel to the Fund, as necessary and appropriate. Furthermore, Investor Services Group shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of the Fund or any of its Portfolios and shall not provide any investment advisory services to the Fund or any of its Portfolios.

         3.5 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and Investor Services Group.

Article 4 Recordkeeping and Other Information.

         4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, Investor Services Group will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

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Article 5 Fund Instructions.

         5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. Investor Services Group will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of Investor Services Group.

         5.2 At any time, Investor Services Group may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Fund within a reasonable period of time.

         5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article 6 Compensation.

         6.1 The Fund on behalf of each of the Portfolios will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees and other charges set forth in the written Fee Schedule annexed hereto as Schedule C and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

         6.3 The Fund on behalf of each of the Portfolios hereby authorizes Investor Services Group to collect its fees, other charges and related out-of-pocket expenses by debiting the Fund's or Portfolio's custody account for invoices which are rendered for the services performed for the applicable function. Invoices for the services performed will be sent to the Fund after such debiting with an indication that payment has been made.

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         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised Fee Schedule executed and dated by the parties hereto.

         6.5 The Fund acknowledges that the fees and charges that Investor Services Group charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Section 11.2 and
Article 12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.

         6.6 Investor Services Group will from time to time employ or associate with itself such person or persons as Investor Services Group may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both Investor Services Group and the Fund. The compensation of such person or persons shall be paid by Investor Services Group and no obligation shall be incurred on behalf of the Fund in such respect.

         6.7 Investor Services Group shall not be required to pay any of the following expenses incurred by the Fund: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; stock exchange listing fees; taxes and fees payable to Federal, state and other governmental agencies; fees of Board Members of the Fund who are not affiliated with Investor Services Group; outside auditing expenses; outside legal expenses; Blue Sky registration or filing fees; or other expenses not specified in this Section 6.7 which may be properly payable by the Fund. Investor Services Group shall not be required to pay any Blue Sky registration or filing fees unless and until it has received the amount of such fees from the Fund.

Article 7 Documents.

         In connection with the appointment of Investor Services Group, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule E.

Article 8 Investor Services Group System.

         8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Fund herein (the "Investor Services Group System").

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         8.2 Investor Services Group hereby grants to the Fund a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article 9 Representations and Warranties.

         9.1 Investor Services Group represents and warrants to the Fund that:

             (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

             (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

             (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

             (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

             (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         9.2 The Fund represents and warrants to Investor Services Group that:

             (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

             (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

             (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

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             (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale;

             (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable; and

             (f) as of the date hereof, each Portfolio is duly registered and lawfully eligible for sale in each jurisdiction indicated for such Portfolio on the list furnished to Investor Services Group pursuant to
         Article 7 of this Agreement and that it will notify Investor Services Group immediately of any changes to the aforementioned list.

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INVESTOR SERVICES GROUP DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. INVESTOR SERVICES GROUP DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10 Indemnification.

         10.1 Investor Services Group shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

             (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

             (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Fund, or any authorized third party acting on behalf of the Fund, including but not limited to the prior transfer agent for the Fund, in the

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         performance of Investor Services Group's duties and obligations hereunder;

             (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

             (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

             (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         10.2 The Fund agrees and acknowledges that Investor Services Group has not prior to the date hereof assumed, and will not assume, any obligations or liabilities arising out of the conduct by the Company prior to the date hereof of those duties which Investor Services Group has agreed to perform pursuant to this Agreement. The Fund further agrees to indemnify Investor Services Group against any losses, claims, damages or liabilities to which Investor Services Group may become subject in connection with the conduct by the Fund or its agent of such duties prior to the date hereof.

         10.3 In any case in which the Fund may be asked to indemnify or hold Investor Services Group harmless, Investor Services Group will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by Investor Services Group and shall keep the Fund advised with respect to all developments concerning such situation. The Fund shall have the option to defend Investor Services Group against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to Investor Services Group, and thereupon the Fund shall take over complete defense of the Claim and Investor Services Group shall sustain no further legal or other expenses in respect of such Claim. Investor Services Group will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

             (a) one year after the Investor Services Group becomes aware of the event for which indemnification is claimed; or

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             (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be Investor Services Group's sole and exclusive remedy for claims or other actions or proceedings to which the Fund's indemnification obligations pursuant to this
Article 10 may apply.

Article 11 Standard of Care.

         11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

         11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article 12 Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

         As used in the preceding paragraph "incidental, indirect or consequential damages" means damages which do not flow directly from the act of the party or which arise from the intervention of special circumstances not ordinarily predictable, and does not include direct damages which arise naturally or ordinarily from a breach of contract.


Article 13 Term and Termination.

         13.1 This Agreement shall be effective on the date first written above and shall continue until June 30, 2000 (the "Initial Term").

         13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive one year periods ending on June 30 ("Renewal Terms") each, unless the Fund or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not more than ninety (90) days following the expiration of the Initial Term or the then current Renewal Term.

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         13.3 In the event a termination notice is given by the Fund, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Fund.

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         13.5 Notwithstanding anything contained in this Agreement to the contrary, should the Fund desire to move any of the services provided by Investor Services Group hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or should the Fund or any of its affiliates take any action which would result in Investor Services Group ceasing to provide transfer agency, administration or fund accounting services to the Fund prior to the expiration of the Initial or any Renewal Term, Investor Services Group shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider or should the Fund or any of its affiliates take any action which would result in Investor Services Group ceasing to provide transfer agency, administration or fund accounting services to the Fund prior to the expiration of the Initial or any Renewal Term, the payment of fees to Investor Services Group as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with Investor Services Group until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to Investor Services Group.

Article 14 Additional Portfolios

         14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Schedule A, with respect to which the Fund desires to have Investor Services Group render services as transfer agent under the terms hereof, the Fund shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Schedule A shall be amended to include such additional Portfolios.

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Article 15 Confidentiality.

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2 Proprietary Information means:

             (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

             (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or Investor Services Group a competitive advantage over its competitors; and

             (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

             (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

             (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

             (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

             (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

             (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article 16 Force Majeure; Excused Non-Performance.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In addition, no party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent that such default or delay is caused, directly or indirectly, by the actions or inactions of the other party. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17 Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group.

Article 18 Arbitration.

         18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article 19 Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

           To the Fund:

           McM Funds
           One Bush Street, Suite 800
           San Francisco, CA 94104

           Attention: __________________

           To Investor Services Group:

           First Data Investor Services Group, Inc.
           4400 Computer Drive
           Westboro, Massachusetts  01581
           Attention:  President

           with a copy to Investor Services Group's General Counsel

Article 20 Governing Law/Venue.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and the Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21 Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22 Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23 Publicity.

         Neither Investor Services Group nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24 Relationship of Parties/Non-Solicitation.

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         24.2 During the term of this Agreement and for one (1) year afterward, the Fund shall not recruit, solicit, employ or engage, for the Fund or others, Investor Services Group's employees.

Article 25 Entire Agreement; Severability.

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the

Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 26 Miscellaneous.

         The Fund and Investor Services Group agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Board Members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board Members of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board Members nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                                        MCM FUNDS

                                        By:  Deane A. Nelson
                                            ------------------------------------
                                        Title: Vice President


                                        FIRST DATA INVESTOR SERVICES GROUP, INC.

                                        By: Kenneth J. Kempf
                                            ------------------------------------
                                        Title: Senior Vice President

                                   SCHEDULE A
                                   ----------

                               LIST OF PORTFOLIOS

                         McM Principal Preservation Fund
                       McM Intermediate Fixed Income Fund
                              McM Fixed Income Fund
                                McM Balanced Fund
                           McM Equity Investment Fund
                             McM S&P 500 Index Fund

                                   SCHEDULE B

                        DUTIES OF INVESTOR SERVICES GROUP


I. TRANSFER AGENCY SERVICES

   (a) Shareholder Information. Investor Services Group shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

   (b) Shareholder Services. Investor Services Group shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between Investor Services Group and the Fund.

   (c) Share Certificates.

   o At the expense of the Fund, the Fund shall supply Investor Services Group with an adequate supply of blank share certificates to meet Investor Services Group requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, Investor Services Group or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

   o Investor Services Group shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by Investor Services Group of properly executed affidavits and lost certificate bonds, in form satisfactory to Investor Services Group, with the Fund and Investor Services Group as obligees under the bond.

   o Investor Services Group shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) Investor Services Group shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. Investor Services Group shall further maintain a stop transfer record on lost and/or replaced certificates.

   (d) Mailing Communications to Shareholders; Proxy Materials. Investor Services Group will address and mail to Shareholders of the Fund, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, Investor Services Group will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

   (e) Sales of Shares.

 o Investor Services Group shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Investor Services Group to rely on such Written Instructions or official notice.

 o In the event that any check or other order for the payment of money is returned unpaid for any reason, Investor Services Group will endeavor to: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Investor Services Group may from time to time deem appropriate.

   (f) Transfer and Repurchase.

 o Investor Services Group shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

 o Investor Services Group will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as Investor Services Group reasonably may deem necessary.

 o Investor Services Group reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Investor Services Group also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Investor Services Group, in its good judgement, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

 o When Shares are redeemed, Investor Services Group shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Investor Services Group reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

 o Investor Services Group shall upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by Investor Services Group from the Fund.

 o Investor Services Group shall not process or effect any repurchase with respect to Shares of the Fund after receipt by Investor Services Group or its agent of notification of the suspension of the determination of the net asset value of the Fund.

   (g) Dividends.

 o Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to Investor Services Group Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

 o On or before the payment date specified in such resolution of the Board of Directors, the Fund will provide Investor Services Group with sufficient cash to make payment to the Shareholders of record as of such payment date.

 o If Investor Services Group does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, Investor Services Group will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Investor Services Group.

   (h) Retirement Plans. In connection with the individual retirement account, simplified employee pension plan, rollover individual retirement plan, educational IRA and ROTH individual retirement account (each hereinafter referred to as an "IRA" and, collectively, the "IRAs") within the meaning of
Section 408 of the Internal Revenue Code of 1986, as amended (the "Code") offered by the Fund for which contributions of the Funds' shareholders (the "Participants") in the IRA's are invested in shares of the Fund, Investor Services Group shall provide the following administrative services in addition to those services described herein:

   o Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);
   o Record method of distribution requested and/or made;
   o Receive and process designation of the beneficiary forms;
   o Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

   o Prepare any annual reports or returns required to be prepared and/or filed by a custodian of an IRA, including, but not limited to, an annual fair market value report, Forms 1099R and 5498 and file with the IRS and provide to Participant/Beneficiary; and
   o Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

       (i) Cash Management Services.

   (a) Investor Services Group shall establish demand deposit accounts (DDA's) with a cash management provider to facilitate the receipt of purchase payments and the processing of other Shareholder-related transactions. Investor Services Group shall retain any excess balance credits earned with respect to the amounts in such DDA's ("Balance Credits") after such Balance Credits are first used to offset any banking service fees charged in connection with banking services provided on behalf of the Fund. Balance Credits will be calculated and applied toward the Fund's banking service charges regardless of the withdrawal of DDA balances described in Section (b) below.

   (b) DDA balances which cannot be forwarded on the day of receipt may be withdrawn on a daily basis and invested in U.S. Treasury and Federal Agency obligations, money market mutual funds, repurchase agreements, money market preferred securities (rated A or better), commercial paper (rated A1 or P1), corporate notes/bonds (rated A or better) and/or Eurodollar time deposits (issued by banks rated A or better). Investor Services Group bears the risk of loss on any such investment and shall retain any earnings generated thereby. Other similarly rated investment vehicles may be used, provided however, Investor Services Group shall first notify the Fund of any such change.

   (c) Investor Services Group may facilitate the payment of distributions from the Fund which are made by check ("Distributions") through the "IPS Official Check" program. "IPS Official Check" is a product and service provided by Investor Services Group's affiliate, Integrated Payment Systems ("IPS"). IPS is licensed and regulated as an "issuer of payment instruments". In the event the IPS Official Check program is utilized, funds used to cover such Distributions shall be forwarded to and held by IPS. IPS may invest such funds while awaiting presentment of items for payment. In return the services provided by IPS, IPS imposes a per item charge which is identified in the Schedule of Out-of-Pocket Expenses attached hereto and shall retain, and share with Investor Services Group, the benefit of the revenue generated from its investment practices.

   (j) Lost Shareholders. Investor Services Group shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 34 Act (the Lost Shareholder Rules"), including, but not limited to those set forth below. Investor Services Group may, in its sole discretion, use the services of a third party to perform the some or all such services.

   o documentation of electronic search policies and procedures;
   o execution of required searches;

    o creation and mailing of confirmation letters;
    o taking receipt of returned verification forms;
    o providing confirmed address corrections in batch via electronic media;
    o tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
    o preparation and submission of data required under the Lost Shareholder Rules.

II. ADMINISTRATION SERVICES

    (a) Maintaining office facilities (which may be in the offices of Investor Services Group or a corporate affiliate) and furnishing corporate officers for the Fund;

    (b) Furnishing data processing services, clerical services, and executive and administrative services and standard stationery and office supplies;

    (c) Performing all functions ordinarily performed by the office of a corporate treasurer, and furnishing the services and facilities ordinarily incident thereto, as follows:

 o  Expense Accrual Monitoring

 o  Determination of Dividends

 o Preparation materials for review by the Board, e.g., Rules 2a-7,10f-3, 17a-7, 17e-1 and 144A

 o  Tax and Financial Counsel

 o  Creation of expense pro formas for new Portfolios/classes

 o  Reporting to investment company reporting agencies (i.e., Lipper)

 o  Compliance Testing including Section 817(h) (daily, weekly or monthly)

    (d) Preparing reports to the Fund's Shareholders and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports on Form N-SAR;

    (e) Preparing and filing the Fund's tax returns and providing shareholder tax information to the Fund's transfer agent;

    (f) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Fund which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Portfolio's investment objective, policies, restrictions, tax matters and applicable laws and regulations;

    (g) Performing "Blue Sky" compliance functions, as follows:

 o Effecting and maintaining, as the case may be, the registration of Shares of the Fund for sale under the securities laws of the jurisdictions listed in the Written Instructions of the Fund, which instructions will include the amount of Shares to be registered as well as the warning threshold to be maintained. Any Written Instructions not received at least 45 days prior to the date the Fund intends to offer or sell its Shares cannot be guaranteed a timely notification to the states. In addition, Investor Services Group shall not be responsible for providing to any other service provider of the Fund a list of the states in which the Fund may offer and sell its Shares.

 o Filing with each appropriate jurisdiction the appropriate materials relating to the Fund. The Fund shall be responsible for providing such materials to Investor Services Group, and Investor Services Group shall make such filings promptly after receiving such materials.

 o Providing to the Fund quarterly reports of sales activity in each jurisdiction in accordance with the Written Instructions of the Fund. Sales will be reported by shareholder residence. NSCC trades and order clearance will be reported by the state provided by the dealer at the point of sale. Trades by omnibus accounts will be reported by trustee state of residence in accordance with the Written Instructions of the Fund outlining the entities which are permitted to maintain omnibus positions with the Fund.

 o In the event sales of Shares in a particular jurisdiction reach or exceed the warning levels provided in the Written Instructions of the Fund, Investor Services Group will promptly notify the Fund with a recommendation of the amount of Shares to be registered in such jurisdiction and the fee for such registration. Investor Services Group will not register additional Shares in such jurisdiction unless and until Investor Services Group shall have received written instructions from the Fund to do so.

 o If Investor Services Group is instructed by the Fund not to register Shares in a particular jurisdiction, Investor Services Group will use its best efforts to cause any sales in such jurisdictions to be blocked, and such sales will not be reported to Investor Services Group as sales of Shares of the Fund.

    (h) Performing corporate secretarial services including the following:

 o Assist in maintaining corporate records and good standing status of Fund in its state of organization

 o Develop and maintain calendar of annual and quarterly board approvals and regulatory filings

 o Prepare notice, agenda, memoranda, resolutions and background materials for legal approvals at quarterly board meetings and committee meetings; attend meetings; make presentations where appropriate; prepare minutes; follow up on issues

 o Provide support for one special in person board meeting per year and written consent votes where needed

    (i) Performing the following legal services:

 o  Prepare and file annual Post-Effective Amendment

 o  Prepare and file Rule 24f-2 Notice

 o  Review and file Form N-SAR

 o  Review, Edgarize and file Annual and Semi-Annual Financial Reports

 o Communicate significant regulatory or legislative developments to Fund management and directors and provide related planning assistance where needed

 o Consult with Fund management regarding portfolio compliance and Fund corporate and regulatory issues as needed

 o Maintain effective communication with outside counsel and review legal bills of outside counsel

 o Coordinate the printing and mailing process with outside printers for all shareholder publications

 o  Arrange D&O/E&O insurance and fidelity bond coverage for Fund

 o Assist in monitoring Fund Code of Ethics reporting and provide such reports to the person designated under the Fund's Code

    (j) Performing, in accordance with the Written Instructions of the Fund, the following Special Legal Services in accordance with the pricing structure listed on the Fee Schedule attached to this Agreement as Schedule C:

 o Assist in managing SEC audit of the Fund at the Adviser's principal place of business

 o  Review sales material and advertising for Fund Prospectus compliance

 o  Assist in new Portfolio start-up (to the extent requested)
                  Coordinate time and responsibility schedules
                  Prepare Fund corporate documents (MTA/by-laws)

                  Draft/file registration statement (including investment
                    objectives/policies and prospectuses)
                  Respond to and negotiate SEC comments
                  Draft notice, agenda and resolutions for organizational
                    meeting; attend board meeting; make presentations where appropriate; prepare minutes and follow up on issues

  o Assist in developing compliance guidelines and procedures to improve overall compliance by Fund and service providers

  o Prepare notice, agenda, memoranda and background materials for special board meetings, make presentations where appropriate, prepare minutes and follow up on issues

  o Prepare proxy material for special meetings (including fund merger documents)

  o Prepare Post-Effective Amendments for special purposes (e.g., new funds or classes, changes in advisory ---- relationships, mergers, restructurings)

  o  Prepare special Prospectus supplements where needed

  o Assist in extraordinary non-recurring projects, including providing consultative legal services, e.g.,

                    Arrange CDSC financial programs
                    Prospectus simplification
                    Profile prospectuses
                    Exemptive order applications

III. FUND ACCOUNTING SERVICES

     Performing fund accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Fund as may be required by Section 31(a) of the 1940 Act) as follows:

  o  Daily, Weekly, and Monthly Reporting

  o  Portfolio and General Ledger Accounting

  o  Daily Valuation of all Portfolio Securities

  o  Daily Valuation and NAV Calculation

  o  Comparison of NAV to market movement

  o Review research of price tolerance/fluctuation report to market movements and events

 o  Research of items appearing on the price exception report

 o Weekly cost monitoring along with market-to-market valuations in accordance with Rule 2a-7

 o  Security trade processing

 o  Daily cash and position reconciliation with the custodian bank

 o Daily updating of price and distribution rate information to the Transfer Agent/Insurance Agent

 o  Daily support and report delivery to Portfolio Management

 o  Daily calculation of Portfolio adviser fees and waivers

 o  Daily calculation of distribution rates

 o  Daily investable cash call

 o  Monitor and research aged receivables

 o  Collect aged income items and perform reclaims

 o  Update NASDAQ reporting

 o Daily maintenance of each Portfolio's general ledger including expense accruals

 o  Daily NAV per share notification to other vendors as required

 o  Calculation of 30-day SEC yields and total returns

 o  Preparation of month-end reconciliation package

 o  Monthly reconciliation of Portfolio expense records

 o  Application of monthly pay down gain/loss

 o  Preparation of all annual and semi-annual audit work papers

IV. CUSTODY ADMINISTRATION

    Performing custody administration services as follows:

 o Assign a custody administrator to accept, control and process the Fund's daily portfolio transactions through direct computer link with the Custodian

 o Match and review DTC eligible ID's and trade information with the Fund's instructions for accuracy and coordinating with the Custodian and the Fund's accounting agent for recording and affirmation processing with the depository

 o  Systematically settle all depository eligible issues

 o Assist the Fund in placing cash management trades through the Custodian, such as commercial paper, CD's and repurchase agreements

 o Provide the Fund with daily custodian statements reflecting all prior day cash activity on behalf of each Portfolio by 8:30 a.m. Eastern time. Complete description of any posting, inclusive of Sedol/CUSIP numbers, interest/dividend payment date, capital stock details, expense authorizations, beginning/ending cash balances, etc., will be provided by the Custodian's reports or systems.

 o Provide monthly activity statements combining both cash changes and security trades, and a full portfolio listing.

 o Communicate to the Fund on any corporate actions, capital changes and interest rate changes supported by appropriate supplemental reports received from the Custodian. Follow-up will be made with the Custodian to ensure all necessary actions and/or paperwork is complete.

 o Coordinate and resolve unsettled dividends, interest, paydowns and capital changes. Assist in resolution of failed transactions and any settlement problems.

 o Provide broker interface ensuring trade settlement with failed trade follow-up.

 o Provide the Fund's auditor with trade documentation to help expedite the Fund's audit.

 o Investor Services Group shall be entitled to retain any excess balance credits or fee reductions or other concessions or benefits earned or generated by or associated with the Fund's custodial accounts or made available by the institution at which such accounts are maintained after such benefits are first applied towards banking service fees charged to the Fund by such institution.

                                   SCHEDULE C

                                  FEE SCHEDULE

1. Standard Fees

Transfer Agency Fees:
Annual Fees:
                   $18.00  Per Account Per Year
                   $12.00  Maintenance Fee Per Year- IRA's, 403B's, DC/
                           Benefit Plans
                   $24,000.00 Annual Minimum Per Portfolio
                   $15,000.00 Per Additional Class Per Portfolio
NSCC Fees:         $8,000.00 Set Up Fee Per Management Company for FundServ and
                   Networking plus: $0.15 a Transaction, $0.10/ Same Day Trade

Fund Administration Fees:
Annual Fees:
                   .0008 On First $100 Million of Average
                   Net Assets .0005 On The Next $500 Million of Average Net Assets .0003 Over $600
                   Million of Average Net assets Annual
                   Minimum Fee of $50,000 For Initial series
                   Issued by the trust
                   And $12,000 for each additional separate series. There is also an additional fee of $12,000 for each additional class per portfolio.

Fund Accounting Fees:
Annual Fees:
                   $24,000.00 On the First $10 Million of Average Net Assets Per
                       Portfolio, then
                  .0002 Of Combined Assets to $500 Million, and
                  .0001 Over $500 Million
                   $12,000 Per Additional Class Per Portfolio

Custody Administration Fees:
Annual Fees:
                   .00015 On First $500 Million of Average Net Assets .0001 On Next $1.5 Billion of Average Net Assets .00009 Over $2.0 Billion of Average Net Assets Minimum $3,600.00 Per Portfolio Per Year
Custody Domestic Securities Transactions Charge:
                   $12.00 Book Entry DTC, Federal Book Entry, PTC
                     *For the McM S&P 500 Index Fund
                     First 100 transactions per month $12.00 Over
                     100 transactions per month $10.00

              $20.00  Physical/Options/Futures
              $7.00   Mortgage Backed Securities-Principal Pay Down Per Pool
              $24.00  RICs, GICs
              $4.00   Wire Transfer in/out not related to Securities Transaction
              Note: A transaction includes, Buys, Sells, Maturities or
                    Free Security Movement
When Issued, Securities Lending, Index Futures:
                        Should any of these investment vehicles require a
                          separate segregated custody Account, a fee of $250.00 per account per month will apply.

2. Lost Shareholder Search/Reporting:           $2.75 per account search*
                 * The per account search fee shall be waived until June 2000 so long as the Fund retains Keane Tracers, Inc. ("KTI") to provide the Fund with KTI's "In-Depth Research Program" services.

3. Print/Mail Fees.

   Implementation Fee:
   -------------------
                 $ 5000.00
                 $150.00/hr. Multi-check and non-standard

   Testing Application or Data Requirements:   $3.00/fax
   -----------------------------------------

   Work Order:  $15.00 per workorder
   -----------

   Daily Work (Confirms):
   ----------------------
                  Hand: $71/K with $20.00 minimum (includes 1 insert) $0.07/each additional insert

                  Machine: $42/K with $15.00 minimum (includes 1 insert) $0.01/each additional insert


         Daily Checks*:
         --------------
                  Hand: $91/K with $30.00 minimum daily (includes 1 insert) $0.08/each additional insert

                  Machine: $52/K with $20.00 minimum (includes 1 insert) $0.01/each additional insert

                  * There is a $3.00 charge for each 3606 Form sent.

         Statements:
         -----------
                  Hand: $78/K with $20.00 minimum (includes 1 insert) $0.08/each additional insert
                             $125/K for intelligent inserting

                  Machine: $52/K with $20.00 minimum (includes 1 insert) $0.01 each additional insert
                             $58/K for intelligent inserting

         Periodic Checks:
         ----------------
                  Hand: $91/K with $30.00 minimum (includes 1 insert) $0.08/each additional insert

                  Machine: $52/K with $30.00 minimum (includes 1 insert) $0.01/each additional insert

   12B1/Dealer Commission Checks/Statements:       $0.78/each envelope with
   -----------------------------------------       $30.00 minimum

   Spac Reports/Group Statements:           $78/K with $20.00 minimum
   ------------------------------

   Listbills: $0.78 per envelope with $20.00 minimum
   ----------

   Printing Charges: (price ranges dependent on volumes)
   -----------------
           $0.08/per confirm/statement/page
           $0.115/per check

   Folding (Machine):      $18/K
   ------------------

   Folding (Hand):         $.12 each
   ---------------

   Presort Charge:         postage rate
   ---------------         $0.035 per piece

   Courier Charge:         $25.00 for each on call courier trip/or actual cost
   ---------------         for on demand

   Overnight Charge:       $3.50 per package service charge plus Federal
   -----------------       Express/Airborne charge

   Inventory Storage:      $20.00 for each inventory location as of the 15th of
   ------------------      the month

   Inventory Receipt:      $20.00 for each SKU / Shipment
   ------------------

   Hourly work; special projects, opening envelopes, etc...: $24.00 per hour
   ---------------------------------------------------------

   Special Pulls:   $2.50 per account pull
   --------------

   Boxes/Envelopes:       Shipping boxes            $0.85 each
   ----------------       Oversized Envelopes       $0.45 each

   Forms Development/Programming Fee:     $100/hr
   ----------------------------------

   Systems Testing:          $110/hr
   ----------------

   Cutting Charges: $10.00/K
   ----------------

4. IMPRESSNet Fees

   One-Time Set-Up                    $15,000
   Annual Maintenance Fee             $10,500
   Usage: Inquiry Fee                 $0.10 per inquiry
   Inquiry/Monthly Minimum*           $1,200
   Usage: Transaction Fee             $0.50 per transaction
   Transaction/Monthly Minimum        $120
   PIN Registration Fee               $2.50 per PIN
   Billable Fee for any Fund

            Specific Customization         $150/hr

         * Inquiry Volume Discount Fee
                  >100,000                  $0.10
                  100-000 - 200,000         $0.08
                  200-000 - 300,000         $0.05
                  <300,000                  $0.03

5. Investor Services Group shall be entitled to the following fee for the performance of any Special Legal Services as described in Schedule B in accordance with the Written Instructions of the Fund: $185 per hour subject to certain project caps as may be agreed to by Investor Services Group and the Fund. Services and charges may vary based on volume.

6. Miscellaneous Charges. The Fund shall be charged for the following products and services as applicable:
   o Ad hoc reports
   o Ad hoc SQL time
   o COLD Storage
   o Digital Recording
   o Banking Services, including incoming and outgoing wire charges
   o Microfiche/microfilm production
   o Magnetic media tapes and freight
   o Manual Pricing
   o Materials for Rule 15c-3 Presentations
   o Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

7. Fee Adjustments. After the one year anniversary of the effective date of this Agreement, Investor Services Group may adjust the fees described in the above sections once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted)
- (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).

8. Programming Costs. The following programming rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement.

   (a)  Dedicated Team:       Programmer:          $100,000 per annum
                              BSA:                 $ 85,000 per annum
                              Tester:              $ 65,000 per annum
   (b)  System Enhancements (Non Dedicated Team):  $150.00 per/hr per programmer

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES

The Fund shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

     o Postage - direct pass through to the Fund
     o Telephone and telecommunication costs, including all lease, maintenance and line costs
     o Proxy solicitations, mailings and tabulations
     o Shipping, Certified and Overnight mail and insurance
     o Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
     o Duplicating services
     o Distribution and Redemption Check Issuance - $.07 per item
     o Courier services
     o Overtime, as approved by the Fund
     o Temporary staff, as approved by the Fund
     o Travel and entertainment, as approved by the Fund
     o Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
     o Third party audit reviews (SAS 70)
     o Insurance
     o Pricing services (or services used to determine Fund NAV)
     o Vendor set-up charges for Blue Sky and other services
     o Blue Sky filing or registration fees o EDGAR filing fees o Vendor pricing comparison
     o Such other expenses as are agreed to by Investor Services Group and the Fund

     The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Fund will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Fund and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

                                   SCHEDULE E

                                 FUND DOCUMENTS

o  Certified copy of the Articles of Incorporation of the Fund, as amended

o  Certified copy of the By-laws of the Fund, as amended

o Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

o  Copies of all agreements between the Fund and its service providers

o Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

o All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

o Certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Fund

o All notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.

o A listing of all jurisdictions in which each Portfolio is registered and lawfully available for sale as of the date of this Agreement and all information relative to the monitoring of sales and registrations of Fund shares in such jurisdictions

o  Each Fund's most recent post-effective amendment to its Registration
   Statement

o Each Fund's most recent prospectus and statement of additional information, if applicable, and all amendments and supplements thereto